Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-162132 on Form S-1 of our report dated March 31, 2011 relating to the financial statements of Superfund Green, L.P., Superfund Green, L.P. — Series A, and Superfund Green, L.P. — Series B, and of our report dated May 4, 2011, relating to the statement of financial condition of Superfund Capital Management, Inc., both appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
May 4, 2011